EXHIBIT 10.8
PROMISSORY NOTE
(Tranche A Note)
Loan No. 700218

$36,000,000.00	February 7, 2008
     FOR VALUE RECEIVED, the undersigned, JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (hereafter referred to as “Borrower”), hereby promises to pay to the order of TRANSAMERICA LIFE INSURANCE COMPANY, an Iowa corporation (hereafter referred to as “Payee;” Payee and/or any subsequent holder(s) hereof, hereafter referred to as “Holder”), at:
Transamerica Life Insurance Company
c/o AEGON USA Realty Advisors, Inc.
c/o Bank of America
Post Office Box 96273
Chicago, IL 60693-6273
or at such other place as Holder may designate from time to time in writing, in lawful money of the United States and in immediately available funds, the principal amount of Thirty-Six Million and 00/100 Dollars ($36,000,000.00), together with interest on the outstanding balance thereof, at the rates set forth below, from the Disbursement Date (as defined below) until the entire balance of principal has been paid in full, such principal and interest being due and payable as set forth in Section 1 below. As used in this Note, (1) the “Loan” means the loan evidenced by this Note and that certain Promissory Note dated as of even date herewith made by Borrower payable to the order of Payee in the original principal amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Tranche B Note”), and (2) the “Disbursement Date” means the date on which Payee initiates the transfer of funds on the Federal Reserve wire system in disbursement of the proceeds of the Loan.
     1. INTEREST AND PAYMENTS.
          1.A. Interest Rate.  From the Disbursement Date to March 1, 2018 (the “Interest Adjustment Date”), interest will accrue on the outstanding principal balance hereof at the rate of seven and sixty-three one-hundredths percent (7.63%) per annum. On the Interest Adjustment Date the interest rate hereunder shall be adjusted and interest will accrue on the outstanding principal balance hereof at the rate determined in accordance with Section 1.B below (the “Reset Interest Rate”).

          1.B. Reset Interest Rate.
               (1) Unless an Event of Default (as defined in Section 5 below) has occurred and is uncured, or Borrower has failed to provide the Financial Information required by Section 1.C. below as and when required, Payee shall propose an interest rate spread and index in writing (the “Reset Interest Rate Proposal”) to Borrower during the sixty (60)-day period beginning one hundred twenty (120) days and ending sixty (60) days prior to the Interest Adjustment Date. If Borrower wishes to accept the Reset Interest Rate Proposal, Borrower shall advise Payee in writing of Borrower’s acceptance any time within thirty (30) days after the date of the Reset Interest Rate Proposal. The Reset Interest Rate shall be locked as of the date of Borrower’s written acceptance of the Reset Interest Rate Proposal, and shall be effective from the Interest Adjustment Date to the Maturity Date (as defined below).
               (2) In connection with the Reset Interest Rate and as a condition to the continuance of the Loan beyond the Interest Adjustment Date, Borrower shall pay Payee’s reasonable counsel fees, execute such documents and furnish at Borrower’s expense such title evidence assuring Payee’s continued first lien, as Payee and Payee’s local counsel may require in connection with the implementation of the Reset Interest Rate.
               (3) If Borrower does not accept the Reset Interest Rate Proposal in accordance with this Section or if Payee does not make such Reset Interest Rate Proposal, then the principal balance and all other amounts secured by the Mortgages (as defined in Section 3 below), together with all accrued and unpaid interest and all other amounts outstanding under this Note and the documents securing this Note, shall be due and payable without any prepayment premium on the Interest Adjustment Date.
               (4) Prepayment of principal, in whole or in part, may be made on, or within the ninety (90) day period prior to, the Interest Adjustment Date without prepayment premium.
          1.C. Additional Terms Regarding Rate Reset Proposal.
               (1) In addition to any financial information Borrower is required to deliver to Payee under the terms of the Loan Documents (as hereafter defined), Borrower shall deliver to Payee by no later than one hundred twenty (120) days immediately preceding the Interest Adjustment Date all information Payee needs, in its sole and absolute discretion, to determine the Reset Interest Rate Proposal (the “Financial Information”). The Financial Information may include, but is not limited to, current financial statements of the Borrower, current operating statements for the property encumbered by the Mortgages (the “Property”), federal income tax returns of Borrower and operating budgets for the Property.
               (2) If an Event of Default has occurred and is uncured or Borrower fails to provide the Financial Information as and when required, Payee shall have no obligation to make the Reset Interest Reset Proposal; provided, however, if Borrower cures the Event of Default or provides the requisite Financial Information within ten (10) days from the first day Payee may make the Reset Interest Rate Proposal, Payee will proceed to make the Reset Interest Rate Proposal, otherwise, Payee shall be relieved from making such a proposal, at its option, and the interest rate otherwise applicable under this Note shall remain in effect and this Note shall be due and payable in full on the Interest Adjustment Date as noted above.
               (3) In the event the Reset Interest Rate is a variable rate, the Borrower shall execute all such documents as Payee may require to adjust the prepayment premium calculation set forth in Section 7.A to reflect the prepayment calculation typically used by Payee in connection with variable rate loans which calculation shall be set forth in the Reset Interest Rate Proposal.
          1.D Payment Terms. Principal and interest shall be due and payable as follows.
               (1) On the Disbursement Date, the Borrower shall remit to Payee a payment equal to the interest accrued on the outstanding principal balance from the Disbursement Date through and including February 29, 2008.
               (2) On April 1, 2008 and May 1, 2008, Borrower shall pay to Payee a monthly installment of accrued interest only on the outstanding principal balance.
               (3) Thereafter, monthly principal payments in the sum of Two Hundred Thousand Dollars ($200,000) plus accrued interest at the interest rate then in effect on the outstanding principal balance of this Note for the previous month, each shall be due and payable on the first day of each calendar month, beginning on June 1, 2008, and continuing until March 1, 2023 (the “Maturity Date”). Monthly installments of principal and interest shall be made when due, regardless of the prior acceptance by Lender of unscheduled payments.
               (4) The entire outstanding principal balance of the indebtedness evidenced hereby, plus all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date.
          1.E. Basis Point.  As used in this Note, the term “Basis Point” means one one-hundredth (1/100th) of one percentage point of interest.
          1.F. Calculation of Interest.  All interest on any indebtedness evidenced by this Note shall be calculated on the basis of a three hundred sixty (360)-day year composed of twelve (12) thirty (30)-day months. Interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable per annum rate, dividing the product so obtained by 360, and multiplying the result by the actual number of days elapsed. Calculating interest for partial months on the basis of a 360-day year results in more interest than if a 365-day year were used.

          1.G. Balloon Payment.  THIS NOTE PROVIDES FOR A BALLOON PAYMENT WHICH WILL BE DUE IN FULL ON THE MATURITY DATE, AND BORROWER ACKNOWLEDGES THAT NO PROVISION OR AGREEMENT HAS BEEN MADE FOR THE REFINANCING BY HOLDER OF THE AMOUNT TO BE PAID ON SUCH DATE.
     2. APPLICATION OF PAYMENTS.  All payments made under this Note shall be applied first, to the following, in such order as Holder may elect in its sole discretion, until all such items are paid in full: (a) any late charges due in accordance with Section 4 below; (b) any past-due interest, including without limitation interest accrued at the Default Interest Rate in accordance with Section 4 below; (c) reimbursement of any sums advanced by Holder to cure defaults under the Mortgages (to the extent such advances are permitted under the Mortgages or other Loan Documents (as such terms are defined below)); (d) any applicable prepayment premium due in accordance with Section 7 below; (e) reimbursement of any expenses to which Holder is entitled pursuant to Section 10 below; second, to any past-due principal; third, to current interest accrued as of the date of Holder’s receipt of such payment; and fourth, to reduce the outstanding principal balance. No partial prepayment of principal shall result in any adjustment of the amount of the scheduled installments of principal thereafter becoming due.
     3. COLLATERAL.  The indebtedness evidenced by this Note is secured by, among other things, (1) that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower, as Trustor, in favor of Payee, as Beneficiary, encumbering property located in the County of Merced, State of California, as more particularly described therein; (2) that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower, as Trustor, in favor of Payee, as Beneficiary, encumbering property located in the County of Northampton, State of North Carolina, as more particularly described therein; (3) that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by Borrower, as Mortgagor, in favor of Payee, as Mortgagee, encumbering property located in the County of Kane, State of Illinois, as more particularly described therein; and (4) that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by JBSS Properties, LLC, an Illinois limited liability company (“JBSS”), as Mortgagor, in favor of Payee, as Mortgagee, encumbering property located in the County of Kane, State of Illinois, as more particularly described therein, each dated as of even date herewith (collectively herein, the “Mortgages”). Furthermore, certain financial and other covenants are set forth in that certain Loan Agreement dated as of even date herewith among Borrower, JBSS and Payee (the Loan Agreement”). This Note, the Tranche B Note, the Mortgages and the Loan Agreement, together with all other documents or instruments now or hereafter evidencing, securing, or otherwise relating to the indebtedness evidenced hereby, as amended or modified in writing from time to time, are sometimes hereinafter referred to collectively as the “Loan Documents.”
     4. LATE CHARGES AND INTEREST UPON DEFAULT.  If Payee does not receive any scheduled payment on or before the tenth (10th) day of the calendar month in which it is due, Payee will send the Borrower written notice that a late charge equal to four percent (4%) of the late payment has accrued. Borrower shall pay such late charge on or before the tenth (10th) calendar day of the month following the month in which the late payment was to have been received. In the event that any payment of principal, interest, late charges or prepayment premium payable under this Note is not paid within ten (10) days from its due date, whether or not by reason of acceleration, such failure shall constitute an Event of Default hereunder, and such amount shall bear interest from the due date thereof until paid at a rate per annum Three Hundred (300) Basis Points above the interest rate otherwise in effect under this Note or the maximum rate that may be agreed to by law for delinquent payments due under a commercial loan, whichever is less (the “Default Interest Rate”). Borrower acknowledges and agrees that during the time that any payment of principal, interest or other amount due under this Note or any other Loan Document is delinquent, Holder will incur additional costs and expenses attributable to its loss of use of the money due and attributable to the adverse impact on Holder’s ability to meet its other obligations and avail itself of other opportunities. Borrower agrees it is extremely difficult and impractical to ascertain the extent of such costs and expenses, and Borrower therefore agrees to payment of the above late charge and the accrual of interest at the Default Interest Rate in accordance with this Section, regardless of whether or not there has been an acceleration of the maturity of the indebtedness evidenced by this Note. Borrower acknowledges that the charging of interest at the Default Interest Rate will result in compounded interest (i.e., interest on interest).
     5. EVENT OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” hereunder:
          (a) the failure of Borrower to pay, or cause to be paid, any scheduled installment of principal and interest or any other indebtedness evidenced by this Note or the Tranche B Note within ten (10) days of the date when due;
          (b) the failure of Borrower to pay, or cause to be paid, the entire indebtedness evidenced hereby on the Maturity Date, or on the Interest Adjustment Date if Borrower fails to accept the Reset Interest Rate Proposal or on acceleration of the Loan;
          (c) the failure of Borrower to pay, or cause to be paid, any other amount due and payable under the Loan Documents and any applicable cure period has expired; or
          (d) the occurrence of a default or Event of Default under any of the other Loan Documents and the expiration of any applicable cure periods set forth therein, including without limitation the failure of Borrower to observe the provisions of Section 12 of the Mortgages (entitled “Due on Transfer or Encumbrance”).
     6. ACCELERATION.  Upon the occurrence of an Event of Default, Holder may at its option, in addition to any other remedies to which it may be entitled, declare the total unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon and any applicable prepayment premium and all other sums owing under any of the other Loan Documents, immediately due and payable, including without limitation all costs of collection, without further presentment, demand, protest or notice of any kind, by so notifying Borrower in writing; provided, however, that if the Event of Default arises solely as the result of the failure of Borrower to make a regular monthly payment of interest or principal and interest, the Holder shall provide notice of its intent to accelerate the indebtedness, and a cure period of three (3) business days, prior to declaring the indebtedness to be immediately due and payable. From and after acceleration, all sums then due as a result of acceleration shall bear interest at the Default Interest Rate. If the Loan has been accelerated and Borrower wishes to pay the Loan in full, the payment tendered must include the applicable prepayment premium.
     7. PREPAYMENT.
          7.A Prepayment Premium.  Upon giving Holder not less than thirty (30) days’ prior written notice, Borrower may prepay the principal amount due under this Note, in whole or in partial payments of not less than One Hundred Thousand Dollars ($100,000) each by paying, in addition to such principal, together with any and all accrued interest thereon, a prepayment premium equal to the difference (if positive) between (1) minus (2), said amount then being multiplied by (3), where:
               (1)  is determined by calculating the present value of the payments Holder would have received for the remaining loan term (through the Maturity Date or the Interest Adjustment Date following the date of prepayment, whichever is earlier) if the prepaid principal amount had been paid as provided for in this Note absent any prepayment privileges discounted back to the prepayment date using a discount rate equal to the Comparable Treasury Rate (as defined below);
               (2)  the amount of the principal balance outstanding as of the prepayment date (prior to the application of any prepayment); and
               (3)  a fraction, the numerator of which is the amount of the principal balance which is being prepaid and the denominator of which is the principal balance under this Note outstanding as of the date of the prepayment immediately prior to the application thereof.
          7.B Comparable Treasury Rate Defined. The “Comparable Treasury Rate” shall be (1) equal to the rate for U.S. Treasury Constant Maturities with a maturity closest to the remaining loan term (through the Maturity Date or the Interest Adjustment Date following the date of prepayment, whichever is earlier) at the date of prepayment, or (2) if there is no U.S. Treasury Constant Maturity having a maturity date matching the remaining loan term, an interpolated rate derived from U.S. Treasury Constant Maturity with the closest maturity date after the Maturity Date (using the Maturity Date or the Interest Adjustment Date following the date of prepayment, whichever is earlier). The Comparable Treasury Rate shall be determined as of ten (10) Business Days prior to the effective date of the prepayment.

          7.C Additional Prepayment Provisions.
               (1) In no event shall the amount due in connection with any principal prepayment be less than the principal amount paid plus any and all interest accrued thereon as of the payment date. No partial prepayment shall result in any adjustment of the amount of the scheduled installments of principal and interest thereafter becoming due.
               (2) Borrower covenants and agrees that the Loan is being made on the basis and assumption that the payments shall be made for the full maximum term of the Loan, that such is the transaction bargained for, and that Borrower shall not prepay the indebtedness except in strict accordance with the provisions of this Note. Except for expressly permitted prepayments of principal, the prepayment premium described above shall be payable with respect to voluntary prepayments or with respect to prepayments resulting from default, acceleration, foreclosure, deed in lieu of foreclosure or exercise of any remedies under the Loan Documents. However, no prepayment premium shall be payable (i) on amounts attributable to insurance or condemnation proceeds applied by Holder in reduction of the principal balance hereof, or (ii) in the event of the prepayment of the Note and all other amounts payable under the Loan Documents in full within the ninety (90) day period immediately preceding the Interest Adjustment Date or the Maturity Date.
     8. PREPAYMENT WAIVERS.  Borrower expressly waives any right to prepay the indebtedness evidenced hereby, except as specifically provided in Section 7 above. Therefore, if the maturity of this Note is accelerated by reason of any Event of Default, Borrower recognizes and agrees that any prepayment of the indebtedness evidenced hereby resulting from such default (including without limitation, prepayments resulting from foreclosure and sale, sale under a power of sale, and any redemption following foreclosure of the Mortgages) shall constitute a breach of the restrictions on prepayment set forth herein and will result in damages to Holder due to Holder’s failure to receive the benefit of its investment as contracted for in this Note. Further, Borrower recognizes that it is extremely difficult and impractical to ascertain the extent of such damages. Accordingly, in the event the maturity of this Note is accelerated by reason of any Event of Default, Borrower agrees to pay to the Holder, in addition to all other amounts due, the prepayment premium described above. Borrower agrees that the prepayment premium represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder due to the prepayment of any of the principal balance prior to the Maturity Date; the prepayment premium shall be paid without prejudice to the right of Holder to collect any other amounts provided for in the other Loan Documents; and Holder shall not be obligated to actually reinvest the prepayment amount in any Treasury or other specific obligations as a condition to receiving the prepayment premium. Borrower expressly waives any right it may have under applicable law to prepay this Note, in whole or in part, without prepayment charge, upon acceleration of the maturity of this Note, and agrees that if for any reason a prepayment of any or all of the indebtedness evidenced by this Note is made, whether voluntarily or upon or following any acceleration of the maturity of this Note by Holder, except as set forth in Section 7(c)(2)(ii) above, then Borrower shall pay the prepayment premium calculated pursuant to Section 7 above. By initialing this provision in the space provided below, Borrower hereby declares that the Holder’s agreement to make the Loan at the interest rate and for the term set forth herein constitutes adequate consideration, given individual weight by Borrower, for this waiver and agreement.

Borrower’s Initials
     9. LITIGATION EXPENSE.  If an Event of Default exists and the Holder engages counsel to collect any amount due under this Note or if the Holder is required to protect or enforce this Note in any probate, bankruptcy or other proceeding, then any expenses incurred by the Holder in respect of the engagement, including the reasonable fees and reimbursable expenses of counsel and including such costs and fees which relate to issues that are particular to any given proceeding, shall constitute indebtedness evidenced by this Note, shall be payable on demand, and shall bear interest at the Default Interest Rate. Such fees and expenses include those incurred in connection with any action against the Borrower for a deficiency judgment after a foreclosure or trustee’s sale of the Property under the Mortgages, including all of the Holder’s reasonable attorneys’ fees, property appraisal costs and witness fees. Such fees and costs, if incurred after a foreclosure or trustee’s sale, shall not be secured by the Mortgages.
     10. REIMBURSEMENT OF COSTS AND EXPENSES.  Borrower agrees to reimburse Holder within five (5) days of Holder’s written demand for all costs and expenses (including, but not limited to, reasonable attorneys’ fees, including allocated costs of in-house counsel which are not duplicative of any other costs and expenses) incurred by Holder in connection with the exercise of Holder’s rights under this Note or the other Loan Documents, and the enforcement thereof, whether or not an action is commenced, and in connection with the administration of Holder’s rights under this Note, other than routine servicing matters customarily performed by Holder for loans of a similar nature and for which no cost is customarily charged.
     11. WAIVER.  Borrower and any sureties, guarantors and endorsers of this Note hereby consent to renewals and extensions of time at or after the Maturity Date and hereby waive diligence, presentment, protest, demand and notice of every kind and (to the full extent permitted by law) the right to plead any statute of limitations as a defense to any demand hereunder or in connection with any security herefor, and hereby agree that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms hereof, shall constitute a waiver thereof.
     12. FORBEARANCE.  Holder shall not be deemed to have waived any of Holder’s rights or remedies under this Note unless such waiver is express and in a writing signed by Holder, and no delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise, any of Holder’s rights hereunder or under the other Loan Documents, or at law or in equity, including, without limitation, Holder’s right, after any Event of Default, to declare the entire indebtedness evidenced hereby immediately due and payable, shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all of such rights. Acceptance by Holder of any portion or all of any sum payable hereunder whether before, on or after the due date of such payment, shall not be a waiver of Holder’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of Holder’s rights, powers and remedies hereunder or under the other Loan Documents. A waiver of any right on one occasion shall not be construed as a waiver of Holder’s right to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to Borrower. No exercise of any right by Holder shall constitute or be deemed to constitute an election of remedies by Holder precluding the subsequent exercise by Holder of any or all of the rights, powers and remedies available to it hereunder, under any of the other Loan Documents, or at law or in equity. Borrower expressly waives, to the extent permitted by law, the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing. Borrower consents to any and all renewals and extensions in the time of payment hereof without in any way affecting the liability of Borrower or any person liable or to become liable with respect to any indebtedness evidenced hereby. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Holder agrees otherwise in writing.
     13. RENUNCIATION AND ASSIGNMENT OF EXEMPTIONS.  To the extent permitted by law, Borrower hereby waives and renounces for itself, its legal representatives, successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption, and homestead right, entitlement, or exemption now provided, or which may hereafter be provided, by the Constitution or laws of the United States of America or of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.
     14. JURY TRIAL WAIVER. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR (B) ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT, AND THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

Borrower’s Initials

     15. APPLICABLE LAW.  This Note shall be governed by, enforced under and interpreted in accordance with the laws of the State of Illinois.
     16. AMENDMENT.  This Note may be amended or modified only by an instrument in writing which by its express terms refers to this Note and which is duly executed by each party sought to be bound thereby.
     17. SEVERABILITY.  If any provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     18. TRANSFERS BY HOLDER.  This Note and the other Loan Documents may be hypothecated, transferred or assigned by Holder without the prior consent of Borrower.
     19. SUCCESSORS AND ASSIGNS.  This Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.
     20. TIME.  Time is of the essence with respect to each and every term and provision of this Note.
     21. REPLACEMENT OR BIFURCATION OF NOTE. If this Note is lost or destroyed, the Borrower shall, at the Holder’s request, execute and return to the Holder a replacement promissory note identical to this Note, provided the Holder delivers to the Borrower an affidavit to the foregoing effect. In addition, the Holder may at its sole and absolute discretion require that the Borrower execute and deliver two separate promissory notes in an aggregate amount equal to the unpaid principal balance of this Note, which shall replace this Note as evidence of the Borrower’s obligations. The two replacement promissory notes shall, taken together, evidence the exact obligations set forth in this Note. The replacement notes shall be independently transferable. No replacement of this Note under this Section shall result in a novation of the Borrower’s obligations under this Note.
     22. USURY. Notwithstanding any provision in this Note which might otherwise be construed to the contrary, it is the desire of Holder and Borrower that the total liability for payments in the nature of interest shall not exceed the limits imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest, additional interest, and other charges made under this Note are held to be in excess of the limits imposed by any applicable state or federal laws, then at Holder’s option, any such excess amount shall either be refunded to Borrower or shall be considered a premium-free prepayment of principal and the principal balance shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the limits imposed by any applicable state or federal interest rate laws.

     23. NOTICES.  All notices, demands or requests provided for or permitted to be given hereunder shall be in writing and shall be given in the manner set forth in the Mortgages.
     24. GENDER AND NUMBER.  All personal pronouns used in this Note whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.
     25. HEADINGS.  The underlined words appearing at the commencement of the sections are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restructuring the language or meaning of those sections.
     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

BORROWER: JOHN B. SANFILIPPO & SON, INC., a Delaware corporation
By:	/s/ Michael J. Valentine
Michael J. Valentine
Its Chief Financial Officer and Group President